SCHEDULE 14A

                     Information Required in Proxy Statement

Reg. ss. 240.14a-101

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |x|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

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|X|   Definitive Proxy Statement
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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                      ENHANCE FINANCIAL SERVICES GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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

                                     [LOGO]

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

                                                                  April 29, 1999

Dear Shareholder:

      You are cordially invited to attend the 1999 annual meeting of shareholders of Enhance Financial Services Group Inc. The meeting will be held at the offices of Enhance Group, 335 Madison Avenue, 25th Floor, New York, New York, at 9:00 a.m., local time, on Thursday, June 3, 1999. The accompanying notice and proxy statement describe the proposals to be submitted to shareholders at the meeting. We urge you to read this information carefully.

      I look forward to welcoming you personally at the annual meeting. However, whether or not you expect to attend, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the meeting. This will not limit your rights to attend or to change your vote at the meeting.

      We appreciate your cooperation and interest in Enhance Group.

                                          Sincerely,


                                          /s/ Daniel Gross

                                          Daniel Gross
                                          President and
                                          Chief Executive Officer

                                     [LOGO]

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

      The annual meeting of shareholders of Enhance Financial Services Group Inc. will be held at the offices of Enhance Group, 335 Madison Avenue, 25th Floor, New York, New York, on Thursday, June 3, 1999, at 9:00 a.m., local time, for the following purposes:

      (1)   To elect 11 directors;

      (2) To consider and approve an amendment to Enhance Group's restated certificate of incorporation, as amended, to delete therefrom certain restrictions on the permitted scope of its activities;

      (3) To consider and approve an amendment to the 1997 Long-Term Incentive Plan for Key Employees to increase the number of shares of common stock, par value $.10 per share, reserved for grants thereunder;

      (4) To ratify the appointment of Deloitte & Touche LLP as the independent auditor of Enhance Group and its consolidated subsidiaries for 1999; and

      (5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The close of business on April 26, 1999 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          Samuel Bergman
                                          Secretary

April 29, 1999

IMPORTANT:    Whether or not you plan to attend the meeting, a return envelope requiring no postage if mailed in the United States is enclosed for your convenience in mailing the enclosed proxy.

                      ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

                      -------------------------------------
                                 PROXY STATEMENT
                      -------------------------------------

      This proxy statement is furnished to the holders of common stock, par value $.10 per share (the "Common Stock"), of Enhance Financial Services Group Inc., a New York corporation ("Enhance Group" and, together with its consolidated subsidiaries, the "Company"), in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders of Enhance Group to be held on June 3, 1999 and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this proxy statement. It is anticipated that the mailing of this proxy statement will commence on or about April 29, 1999.

      Only shareholders of record at the close of business on April 26, 1999, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, Enhance Group had issued and outstanding 37,974,669 shares of Common Stock, which are the only securities of Enhance Group entitled to vote at the meeting, each share being entitled to one vote.

      Under the New York Business Corporation Law (the "BCL") and Enhance Group's by-laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. For this purpose, shares which are present, or represented by a proxy, at the annual meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the BCL and Enhance Group's by-laws, the directors standing for election must be elected by a plurality of the votes cast, the amendment (the "Charter Amendment") to the certificate of incorporation must be approved by the holders of a majority of the shares of Common Stock outstanding, and any other action to be taken, including the approval of the amendment (the "Incentive Plan Amendment") to the 1997 Long-Term Incentive Plan for Key Employees (the "1997 Incentive Plan") of Enhance Group and the ratification of the appointment of the auditor for 1999, must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

      Shareholders who execute proxies may revoke them by giving written notice to the secretary of the meeting at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing at any time prior to the voting of the proxy.

      The board of directors does not know of any matter other than the election of directors, the approval of the Charter Amendment, the approval of the Incentive Plan Amendment and the ratification of the appointment of the auditor for 1999 that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld, and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the board of directors of Enhance Group intend to vote for the nominees for election as directors of Enhance Group listed herein beneath the caption "Election of Directors" and for the other matters listed above in this paragraph expected to be presented for consideration at the meeting.

      The Company will bear the cost of the meeting and of soliciting proxies, including the cost of mailing the proxy material. The Company has retained ChaseMellon Shareholder Services, LLC as its solicitation agent. In addition to soliciting by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise.

      All share amounts set forth in this proxy statement give effect to the two-for-one split of shares of Common Stock effected in June 1998 (the "Stock Split").

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of April 12, 1999 by (a) each shareholder known to Enhance Group to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock; (b) each director and nominee for director of Enhance Group; (c) each of the five most highly compensated executive officers of Enhance Group; and (d) all executive officers and directors of Enhance Group as a group. Unless otherwise indicated, the address of each such person is c/o Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017.

Name and Address                         Number of Shares (1)   Percent of Class
----------------                         --------------------   ----------------
Swiss Reinsurance Company                  3,400,000(2)                9.0
  Mythenquai 50/60
  8022 Zurich, Switzerland
Morgan Stanley Dean Witter & Co            2,773,160(3)                7.3
  1585 Broadway
  New York, New York 10036
Legg Mason, Inc.                           2,213,235(4)                5.8
  100 Light Street
  Baltimore, Maryland 21202
Allan R. Tessler .....................       498,500(5)(6)             1.3
Wallace O. Sellers ...................       835,800(5)(6)             2.2
Daniel Gross .........................     1,147,500(5)                3.0
Samuel Bergman .......................       179,700(5)                 *
Elaine J. Eisenman ...................         9,200(5)                 *
Tony M. Ettinger .....................        64,200(5)                 *
Paul C. Kwiatkoski ...................       160,490(5)                 *
Brenton W. Harries ...................        29,500(6)                 *
David R. Markin ......................       238,477(6)(7)              *
Jay A. Novik .........................        28,000                    *
Robert P. Saltzman ...................       127,500(6)(8)              *
Richard J. Shima .....................        25,839(6)                 *
Spencer R. Stuart ....................        30,606(6)(9)              *

Name and Address                         Number of Shares (1)   Percent of Class
----------------                         --------------------   ----------------

Adrian U. Sulzer (10) .. .............         7,500(6)                 *
Frieda K. Wallison ...................        33,772(6)                 *
Jerry Wind ...........................        18,252(6)                 *
All executive officers and
directors as a group .................     3,834,686(11)               9.6

----------
*     Less than 1%

(1) The table in this section is based upon information supplied by directors, officers, and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2) See "Certain Relationships and Related Transactions" for information regarding an agreement between Enhance Group and Swiss Reinsurance Company ("Swiss Re") regarding future sales and purchases by Swiss Re of voting shares of Enhance Group.

(3) On February 10, 1999, Morgan Stanley Dean Witter & Co. ("MSDW&Co") and its wholly-owned subsidiary, Morgan Stanley Dean Witter Investment Management Limited ("DWIM") jointly filed a Schedule 13G describing their respective ownership of shares of Common Stock at December 31, 1998 as follows:
      MSDW&Co has shared voting power over 2,428,177 shares of Common Stock and shared dispositive power over 2,773,160 shares of Common Stock, and DWIM has shared voting power over 1,767,632 shares of Common Stock and shared dispositive power over 2,097,532 shares of Common Stock. Accounts managed on a discretionary basis by DWIM, are known to have the right to receive or the power to direct the receipt of proceeds for the dividends from the sale of such shares of Common Stock. No such account holds more than 5% of outstanding shares of the Common Stock.

(4) On February 16, 1999, Legg Mason, Inc. filed a Schedule 13G describing its ownership of shares of Common Stock at December 31, 1998 as follows: Legg Mason, Inc. has sole voting and dispositive power over 2,126,500 shares of Common Stock and shared voting and dispositive power over 86,735 shares of Common Stock. Such shares of Common Stock are held by various identified subsidiaries of Legg Mason, Inc. and by various of their clients, all of which have the power to dispose of the shares held by them.

(5) Includes the shares set forth in: (a) Column A below issuable to the named officer upon the exercise of currently exercisable stock options granted under Enhance Group's employee stock option programs, and (b) Column B below owned by the named officer's spouse and children or in trusts of which such officer is a trustee (as to which shares such officer disclaims beneficial ownership).

              Name                                 A            B
              ----                                 -            -
              Allan R. Tessler                 43,000        4,000
              Wallace O. Sellers              307,300      517,000
              Daniel Gross                    727,500      204,000
              Samuel Bergman                  171,000        8,700
              Elaine J. Eisenman                8,000          -0-
              Tony M. Ettinger                 64,000          -0-
              Paul C. Kwiatkoski              121,750          400

(6) Includes shares issuable upon the exercise of the presently exercisable portion of options granted to such director under Enhance Group's Non-Employee-Director Stock Option Plan (the "Directors' Option Plan"), as follows: Allan R. Tessler -- 11,500 shares; Wallace O. Sellers -- 7,500 shares; Brenton W. Harries -- 27,500 shares; David R. Markin -- 27,500 shares; Robert P. Saltzman -- 7,500 shares; Richard J. Shima -- 19,500 shares; Spencer R. Stuart -- 27,500 shares; Adrian U. Sulzer -- 7,500 shares; Frieda K. Wallison -- 27,500 shares; and Jerry Wind -- 7,500 shares.

(7) Includes 200,000 shares held in a limited partnership in which Mr. Markin and his wife are the limited partners and a trust controlled by Mr. Markin is the general partner.

(8) Held in a living trust account of which Mr. Saltzman and his wife are co-trustees.

(9) Mr. Stuart's wife holds a durable power of attorney granting her joint voting and dispositive power over the shares owned by Mr. Stuart.

(10)  Mr. Sulzer will not stand for re-election to the board.

(11) Includes 263,666 shares issuable to the directors who are not employees of the Company (as of the date of grant) upon the exercise of the presently exercisable portion of stock options granted to them under the Directors' Option Plan; 1,732,300 shares issuable to the executive officers upon the exercise of presently exercisable options granted to them under Enhance Group's employee stock option programs; and 734,100 shares owned by spouses of executive officers in trusts of which such officers are trustees or by executive officers or their spouses as custodians for their children. Such persons disclaim beneficial ownership of such shares owned by their spouses, individually or as custodians, or by such trusts.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

Information Regarding Nominees

      At the meeting, 11 directors are to be elected, each to hold office (subject to Enhance Group's by-laws) until the next annual meeting of shareholders and until his or her successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason to serve as a director, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting, or, if no substitute is selected by management prior to or at the meeting, for a motion to adjourn the meeting until a substitute nominee or nominees shall be selected. The information concerning the nominees has been furnished by them to Enhance Group and is current as of April 15, 1999.

Name                         Age           Position with Enhance Group
----                         ---           ---------------------------
Allan R. Tessler             62            Chairman of the Board
Wallace O. Sellers           69            Vice Chairman of the Board
Daniel Gross                 56            President, Chief Executive Officer
                                           and director
Brenton W. Harries           71            Director
David R. Markin              68            Director
Jay A. Novik                 54            Nominee for Director
Robert P. Saltzman           56            Director
Richard J. Shima             59            Director
Spencer R. Stuart            76            Director
Frieda K. Wallison           56            Director
Jerry Wind                   61            Director

      Mr. Tessler has held the position with Enhance Group set forth above since its inception. He has also since 1987 been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., a merchant banking concern, and since 1992 served as Co-Chairman of the Board and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC"), a provider of market data services to the investment community. Mr. Tessler is also Chairman of the Board of Checker Holdings Inc., and of Jackpot Enterprises Inc. ("Jackpot") and a director of The Limited, Inc., Allis-Chalmers Corporation and Marketwatch.com.

      Mr. Sellers has held the position with Enhance Group set forth above since 1995, and he also serves as a consultant to the Company. Prior thereto, he served as President, Chief Executive Officer and a director of Enhance Group and Chairman of the Board and Chief Executive Officer of Enhance Group's principal insurance subsidiaries, Enhance Reinsurance Company ("Enhance Re") and Asset Guaranty Insurance Company ("Asset Guaranty" and, together with Enhance Re, the "Insurance Subsidiaries") from their inception. Mr. Sellers also serves as a director of Danielson Holding Corporation.

      Mr. Gross has held the position with Enhance Group set forth above and has served as Chief Executive Officer of the Insurance Subsidiaries since 1995. Prior thereto he held senior executive positions with Enhance Group and Enhance Re from their inception and was among the founders of the Company in 1986. Previously, he held various insurance industry positions, including serving as co-founder and Chairman of F.G. Holding Company, President of Kramer Capital Consultants and various senior executive capacities for Colonial Penn Group. Mr. Gross also serves as a director of Mortgage Guaranty Investment Corporation.

      Mr. Harries has served as a director of Enhance Group since 1991, having previously served as a director of the Insurance Subsidiaries since 1986. He has been retired since 1986, having previously served from 1985 as President of Global Electronic Markets Company, a joint venture of McGraw-Hill and Citicorp dealing in electronic trading of commodities. Mr. Harries also serves as a trustee of the Alliance Funds, Inc. and the Hudson River Trust.

      Mr. Novik has been nominated to serve as a director of Enhance Group to replace Mr. Sulzer who served as a director of Enhance Group since 1996. He is currently a private investor and serves as a director and vice chairman of several U.S. subsidiaries of Swiss Reinsurance. From 1997 to January 1999, Mr. Novik served in various senior management capacities with Swiss Re.

      Mr. Markin has served as a director of Enhance Group since 1986. He has served as President of Checker Motors Corporation for more than five years. From 1989 to 1996, he also served as President and Chief Executive Officer of International Controls Corp. and its successor corporation, Great Dane Holdings Inc. Mr. Markin serves as a director of Jackpot and DBC.

      Mr. Saltzman has served as a director of Enhance Group since 1996. He has been President and Chief Executive Officer of Jackson Life Insurance Company since 1994. He previously served from 1983 as Executive Vice President of SunAmerica Inc. and as President of its subsidiary life insurance companies.

      Mr. Shima has served as a director of Enhance Group since 1993. He has been an independent consultant since 1993, having previously thereto from 1992 served as Managing Director of Russell Miller, Inc., an investment banking concern specializing in the insurance industry. Mr. Shima also serves as a director of CTG Resources, Inc. and as a trustee of the Evergreen Mutual Funds.

      Mr. Stuart has served as a director of Enhance Group since 1992, having also served as a director of Asset Guaranty from its inception until 1995. He has for over ten years served as an independent consultant regarding organizational and personnel matters. He served from 1990 to 1992 as Chairman of the Council of Management Advisors of Dean Witter Reynolds Inc. He is the founder and honorary chairman of Spencer Stuart Executive Recruiting Consultants.

      Ms. Wallison has served as a director of Enhance Group since 1992, having also served as a director of each of the Insurance Subsidiaries since its inception until 1995. She currently is a private investor, having retired from the law firm of Jones, Day, Reavis & Pogue where since 1983 she had been a member, resident in its Washington, D.C. office.

      Mr. Wind has served as a director of Enhance Group since 1996. He has been on the faculty of the Wharton School of the University of Pennsylvania since 1967, currently serving as The Lauder Professor and Professor of Marketing. He also serves as a business consultant to several publicly and privately held, U.S. and non-U.S. corporations and has served on the editorial board of and as a contributor to numerous journals on marketing.

Meetings of the Board and Committees

      The board of directors of Enhance Group holds regular quarterly meetings and special meetings as and when necessary. The board held nine meetings during 1998, including a two-day, off-site meeting focusing on long-term strategic planning.

      The Executive Committee of Enhance Group's board of directors is authorized to exercise all powers of the board of directors except as otherwise provided by New York law. The members of the Executive Committee are Messrs. Gross, Harries, Sellers, Stuart and Tessler. The committee held no meetings during 1998.

      The functions of the Audit Committee are: to assist the board of directors in fulfilling its fiduciary responsibilities as to the system of internal controls, accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto; to make recommendations to the board of directors regarding the independent auditor to be nominated for approval by the board of directors and ratification by the shareholders; to review the independence of such auditor and monitor the professional services it provides; to approve the scope of the annual audit activities of the independent auditors; and to review audit results. The committee consists of Messrs. Salzman (Chairman), Harries and Shima. The committee held four meetings during 1998.

      The functions and composition of the Compensation and Nominating Committee are set forth below under "Executive Compensation - Report of Compensation and Nominating Committee." The committee held nine meetings during 1998 plus an additional separate meeting of its Stock Option Subcommittee.

      The board of directors has three additional standing advisory committees, and it may from time to time form additional committees to render advice with respect to certain of its operations.

      Each incumbent director who is standing for re-election to the board of directors who served at any time during 1998 attended during that year at least 75% of the total number of meetings held during the year by the board of directors and by all committees of the board of directors on which such director served.

                             EXECUTIVE COMPENSATION

Report of Compensation and Nominating Committee

      General. The Compensation and Nominating Committee of the board of directors of Enhance Group consists and throughout 1998 consisted exclusively of directors of the Company who are neither employees nor, with the exception of Allan R. Tessler, the Chairman of the Board of Enhance Group, officers of the Company. The committee reviews and makes recommendations to the board of directors with respect to the remuneration of the Company's executive and senior officers and the terms and conditions of all employee benefit plans or changes thereto, all of which recommendations with respect to 1998 compensation were accepted. The sole exception to the foregoing with respect to the scope of authority of the Compensation and Nominating Committee relates to decisions about awards of stock options under the 1997 Incentive Plan, which are made solely by a subcommittee comprising the members of the Compensation and Nominating Committee excluding Mr. Tessler.

      Set forth below is a report submitted by the members of the Compensation and Nominating Committee in their capacity as such addressing the Company's compensation policies for 1998 as they affected Daniel Gross, President and Chief Executive Officer of the Company during 1998, and the other four executive officers of the Company who were for 1998 the Company's most highly paid executive officers.

      Compensation Program Principles. The Company's compensation philosophy reflects the belief that to be meaningful, compensation must be closely aligned with the overall performance of the Company. To that end, the Company establishes annual goals on both a Company-wide business-performance level and on an individual performance level. Improved return on equity and earnings per share relative to a comparator group comprising other financial guarantors were the principal financial measures for Company performance. For executive officers, individual performance measures reflected the results of their business or functional unit against key goals. The Company's total-compensation program is based on a mix of fixed compensation (base salary), compensation-at-risk (incentive bonus) and stock option awards. The proportion of a given employee's at-risk to fixed compensation increases with the increase in the individual's level of responsibility within the Company, reflecting, in turn, the greater impact of that individual's contribution on the Company's overall performance. As a result, at lower levels, the fixed portion of total compensation represents a far greater proportion of total compensation than at the more senior levels.

      Each employee in the organization has an identified target bonus that correlates to a performance level which "meets expectations." Performance which does not meet expectations merits an actual bonus award, if any, below the target, while exceptional performance typically translates into a bonus award which exceeds the target. The amount of the cash pool from which bonuses are drawn is a function of both the Company's performance relative to its financial goals and the business/staff unit's performance in relation to its annual goals.

      The stock option grants are a function of the employee's organizational level, the employee's individual performance against goals and the Company's performance.

      In addition, the Company uses signing bonuses and stock options granted on the date of hire as strategic tools to meet the intense competition for the highly qualified and marketable executive officers it is recruiting.

      In 1997, the Company retained an independent compensation consulting firm to evaluate the Company's current compensation and benefits program, which had not been done in several years. The results of its review and recommendations were presented to the Compensation and Nominating Committee, and several changes were made in the compensation program to make the Company's program more competitive with most of those companies from which it recruits new employees.

      Compensation Program Components. The particular components of executive officer compensation are as follows:

      Fixed Salary. Salary levels are determined largely through comparisons with other financial services firms, including financial guaranty insurers. Many of those publicly held companies in the comparison group are included in the larger group of financial services and insurance companies listed in the Standard & Poor's Financial Index, which has been used for purposes of the stock performance graph contained below in this proxy statement. However, certain of the financial guaranty companies in the group used for compensation comparison purposes are not publicly held and are therefore not included in the stock performance index. The companies in the comparison group were chosen for the high degree of comparability of their businesses and financial performance to those of the Company, as well as for the ready availability of their compensation structure.

      Actual salaries are based on job evaluations, which reflect responsibility level, experience and individual performance expectations. Thus far, they have been reflective of competitive salary ranges and market comparisons. Salary levels for executive officers are regarded by the Company as competitive within a range that the Compensation and Nominating Committee deems reasonable and necessary. The increases in executive officer salaries with few exceptions have been relatively modest and within a narrow band, with greater compensation differentiation being effected through the cash bonuses and stock options grants.

      Compensation-At-Risk (Incentive Bonuses). The Compensation and Nominating Committee established a bonus pool at the conclusion of the year based on accounting and financial results and the achievement of strategic goals. The bonus pool was then allocated, with allocations based on performance results against goals, first for each of the business and staff units, and then for all employees based on individual performance results against goals. Additionally, the officers who participated in the successful formation and launching in 1996 of one of the Company's key new ventures, Credit-Based Asset Servicing and Securitization LLC ("C-BASS") participated in a separate pool based on the 1998 profits of that venture.

      Stock Options. The 1997 Incentive Plan was adopted for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating key employees long-term incentives for sustained high levels of performance. Stock options serve to reinforce the alignment between individual and Company performance. As such, they provide additional incentive for officers to work toward the Company's long term goals and strategy as a means to build personal wealth. Stock options also provide a significant impetus for equity ownership.

      Substantially all grants under the 1997 Incentive Plan and its predecessor plan have been in the form of stock options. As described above, the awardees of stock options under these plans and the sizes of the grants are determined by a subcommittee of the Compensation and Nominating Committee comprising its members who are outside directors. In general, the amounts of annual option awards reflect both organizational level and performance achievements. In deciding whether to grant an awardee additional stock options, the subcommittee does not generally consider whether the awardee had received a stock option grant in the previous year, it does often consider the grants previously made to the awardee in the aggregate.

      Reflecting the Company's objective of aligning the long range interests of its employees with those of the Company and Enhance Group shareholders, substantially all stock options granted to date under the plans vest, subject to continuation of employment and other terms of the stock options grants, at the rate of 25% per year during the consecutive four-year period beginning one year after the date of grant. All such stock options expire approximately ten years after grant, subject as to certain options to continuation of employment. The exercise prices of all stock options granted under the plans since public trading of the Common Stock commenced have been equal to the closing market prices of the Common Stock on the dates of grant, or if later, the dates of commencement of employment.

      Compensation of Chief Executive Officer. In determining the compensation of Daniel Gross, Chief Executive Officer of the Company, the Compensation and Nominating Committee noted that, under Mr. Gross's active leadership, the Company had enjoyed various meaningful accomplishments and successes in 1998, including: an increase in operating return on equity from 13.1% to 13.9%; an 18.6% increase in diluted operating earnings per share; a 28.7% increase in net premiums written; aggressive recruitment of several carefully selected employees expected to improve the Company's competence in key areas, including a new Chief Information Officer, a new Chief Executive Officer for Singer Asset Finance Company, L.L.C. ("Singer") and a key executive to lead the trade credit activities, who is in the process of opening a London office; a significant joint venture with Mortgage Guaranty Insurance Corporation which will allow the Company to become a significant factor in the delinquent consumer asset industry; formation of AGS Financial LLC and acquisition of its predecessor entity; expansion of C-BASS's business to include seller-financed mortgages; and the expansion of the Company's Brazilian businesses.

      The committee also took into account best practices in executive compensation based on compensation reviews by several independent consulting firms as well as prevailing compensation levels for chief executive officers of comparable companies in the diversified financial services and financial guaranty industry.

      Based on the foregoing, and at the recommendation of the Compensation and Nominating Committee, the board of directors fixed Mr. Gross's salary for 1999 at $660,000 and granted him at year-end a cash incentive bonus of $1,060,000. Mr. Gross also received a stock option award for 200,000 shares. The Compensation and Nominating Committee believes that the strong alignment between the long-term pay-out of compensation rewards and the continued growth of the Company will provide increased incentive for the continuing superior performance of the Chief Executive Officer.

                    Compensation and Nominating Committee
                    -------------------------------------

                          Spencer R. Stuart - Chairman
                          Brenton W. Harries
                          David R. Markin
                          Richard J. Shima
                          Allan R. Tessler

Summary Compensation Table

      The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1998. Except as described below under "Agreements with Executive Officers" and "Management Severance Protection Program," the Company has not entered with any executive officer into (i) an employment agreement or (ii) any compensatory plan or arrangement which is activated upon the resignation, termination or retirement of the executive officer or upon a change in control of the Company or change in the executive officer's responsibilities following a change in control.


                                                                  Long-Term
                                                                Compensation
                                            Annual              ------------
                                         Compensation            Securities
                                         ------------            Underlying
Name and Principal Position    Year     Salary      Bonus       Options/SARS
---------------------------    ----     ------      -----       ------------

Daniel Gross                   1998   $530,000   $1,060,000       200,000
  President and Chief          1997    500,000    1,150,000       350,000
  Executive Officer            1996    480,000      675,000       150,000

Tony M. Ettinger               1998    288,850      360,000        70,000
  President, Credit-Based
  Businesses, Alliances        1997    273,863      260,000        40,000
  and Ventures                 1996    261,041      132,500        33,000

Samuel Bergman                 1998    331,250      210,000        30,000
  Executive Vice President     1997    313,281      200,000        28,000
  and Secretary                1996    301,042      145,000        28,000

Elaine J. Eisenman (1)         1998    283,550      215,000        77,000 (2)
  Executive Vice President

Paul C. Kwiatkoski             1998    270,300      190,000        30,000
  Executive Vice President     1997    255,000      165,000        27,000
                               1996    250,000       95,000        30,000
----------
(1)   Became an officer of the Company in January 1998.

(2) Includes a stock option for 32,000 shares of Common Stock granted to Ms. Eisenman upon commencement of her employment.

Option/SAR Grants During 1998

      The following table provides information regarding stock options/SARs granted to the named executive officers during 1998:

                                        Individual Grants
                   ------------------------------------------------------------
                               Percent of
                                 Total
                   Number of    Options
                   Securities  Granted to  Exercise
                   Underlying  Employees      or                    Grant Date
Name and            Options    in Fiscal     Base      Expiration  Present Value
Principal Position Granted (1)    Year       Price        Date          (2)
------------------ ----------- ---------   --------    ----------  -------------
Daniel Gross        200,000      17.1       $24.94     12/31/08   $3,320,000 (3)
  President and
  Chief Executive
  Officer

Tony M. Ettinger     70,000       6.0        24.94     12/31/08    1,162,000 (3)
  President,
  Credit-Based
  Businesses,
  Alliances and
  Ventures

Samuel Bergman       30,000       2.6        24.94     12/31/08      498,000 (3)
  Executive Vice
  President and
  Secretary

Elaine J. Eisenman   32,000       2.7        28.84     01/12/08      437,120 (4)
  Executive Vice     45,000       3.8        24.94     12/31/08      747,000 (3)
  President

Paul C. Kwiatkoski   30,000       2.6        24.94     12/31/08      498,000 (3)
  Executive Vice
  President

----------
(1) Stock options granted pursuant to the 1997 Incentive Plan. Such stock options vest, subject to continuation of employment, in 25% increments during the consecutive four-year period commencing on the last date of the month of grant. The stock options are not transferable except by the laws of descent and distribution and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee.

(2) The present value is, in each case, based upon the Black-Scholes option valuation model. The valuation assumes no specific time of exercise since this is viewed by the Company as entirely indeterminate, but takes into account the term of the option, ten years in each case. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(3) The Black-Scholes option valuation assumes a volatility of 74.2, a risk-free rate of return of 4.5%, a dividend yield of 0.69% and a discount due to the risk of forfeiture of 3.0%.

(4) The Black-Scholes option valuation assumes a volatility of 29.7, a risk-free rate of return of 5.4%, a dividend yield of 0.99% and a discount due to the risk of forfeiture of 3.0%.

Aggregated Option/SAR Exercises During 1998 and Fiscal Year-End Option Values

      The following table provides information as to the named executive officers regarding stock option exercises and the number and value of stock options/SARs held by them at December 31, 1998.

                                                No. of Securities
                                                    Underlying           Value of Unexercised
                                                 Unexercised Stock           In-the Money
                                                  Options/SARs at           Options/SARs at
                                                    December 31,              December 31,
                                                       1998                     1998 (1)
                                             --------------------------  --------------------------
                       Shares
Name and             Acquired on    Value
Principal Position    Exercise     Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
------------------    --------     --------  -----------  -------------  -----------  -------------
Daniel Gross           -0-              -0-    727,500       567,500      $13,060,66   $3,755,048
 President and
 Chief Executive
 Officer

Tony M. Ettinger       -0-              -0-     64,000       127,750         953,390      807,683
 President,
 Credit-Based
 Businesses,
 Alliances and
 Ventures

Samuel Bergman       5,200         $169,000    171,000        75,000       3,223,089      539,422
 Executive Vice
 President and
 Secretary

Elaine J. Eisenman     -0-              -0-      8,000        69,000           9,248      255,557
 Executive Vice
 President

Paul C. Kwaitkoski     -0-              -0-    121,750        71,250       2,246,994      479,284
 Executive Vice
 President

----------
(1) Calculated on the basis of (a) the excess of the closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 1998 over the stock option exercise price multiplied by (b) the number of shares of Common Stock underlying the stock option.

Enhance Reinsurance Pension Plan

      The Company maintains a defined benefit pension plan named the "Enhance Reinsurance Pension Plan" (the "Pension Plan") which is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of Enhance Group or either Insurance Subsidiary who have attained age 21 and who have completed at least one year of service are eligible to participate in the Pension Plan. The Pension Plan provides a normal retirement benefit at normal retirement (the earlier of the date on which a participant (a) has attained age 65 or completed five years of participation or (b) has attained age 62 or completed 10 years of participation) equal to 2.25% of the participant's compensation multiplied by his or her years of service up to his or her first 15 years, plus 1.75% of the participant's compensation multiplied by his or her years of service for his or her next 10 years, plus 1% of the participant's compensation multiplied by his or her years of service for his or her next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. (See
Note 2 to the table below regarding the maximum compensation considered "earnings" for the foregoing purposes. No such maximum applies with respect to the determination of compensation for purposes of the Summary Compensation Table above.) A participant whose service terminates prior to normal retirement is eligible for a benefit at the normal retirement date based on the participant's compensation and years of service at the date of termination multiplied by the vested percentage. The actuarial equivalent of such vested benefit may be distributed in a lump sum prior to normal retirement age. The vested percentage of a participant increases 20% per year beginning after two years of service, such that his or her vested percentage is 100% after six years. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with the Company and certain service with predecessor employers.

      The following table illustrates annual pension benefits payable under the Pension Plan assuming retirement at normal retirement age at various levels of compensation and years of service. Such benefits are based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE
   Highest
   Average
   Earnings                           Years of Service
  ----------  ------------------------------------------------------------------
                   15           20           25            30          35*
              ------------------------------------------------------------------

  $100,000    $  33,750    $  42,500     $  51,250    $ 56,250     $  56,250
   125,000       42,188       53,125        64,063      70,313        70,313
   150,000       50,625       63,750        76,875      84,375        84,375
  175,000(2)     59,063       74,375        89,688      98,438        98,438
  200,000(2)     67,500       85,000       102,500     112,500       112,500
  225,000(2)     75,938       95,625       115,313     126,563       126,563
  250,000(2)     84,375      106,250       128,125     140,625(1)   140,625(1)
  300,000(2)    101,250      127,500      153,750(1)   168,750(1)   168,750(1)
  400,000(2)   135,000(1)   170,000(1)    205,000(1)   225,000(1)   225,000(1)
  450,000(2)   151,875(1)   191,250(1)    230,625(1)   253,125(1)   253,125(1)
  500,000(2)   168,750(1)   212,500(1)    256,250(1)   281,250(1)   281,250(1)

----------
*     Plan limits service to 30 years for benefit purposes.

(1) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
      Section 415 of the Code in 1998 and 1999 is $130,000.

(2) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, a participant's compensation in excess of a specified maximum (as such may change from time to time in the future, the "Code Maximum") is disregarded for purposes of determining highest average earnings. (Such specified maximum amount (as adjusted to reflect cost of living increases) was $235,840 for the plan year beginning November 1, 1993, decreasing to $150,000 for plan years beginning November 1, 1994, November 1, 1995 and November 1, 1996 and has increased to $160,000 for plan years beginning thereafter.)

      In addition, Enhance Group has adopted, effective July 1, 1999, a non-qualified restoration pension plan (the "Restoration Plan"). All employees of the Company eligible to participate in the Pension Plan and who receive total annual compensation in excess of the Code Maximum are eligible to participate in the Restoration Plan. The Restoration Plan provides a retirement benefit supplemental to benefits provided by the Pension Plan equal to 1.75% of the participant's compensation above the Code Maximum multiplied by his or her years of service up to the first 25 years, plus 1.0% of the participant's compensation in excess of the Code Maximum multiplied by his or her years of service for up to the next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. The vested percentage of a participant will be the lower of (a) 20% per year of service beginning after two years of service such that his or her vested percentage is 100% after six years, and (b) such other rate per year as will cause a given participant to be fully vested at age 60. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with the Company and certain service with predecessor employers. Also, for purposes of the Restoration Plan, in addition to each such executive officer's actual years of service, upon becoming fully vested under the terms of the Pension Plan, Mr. Ettinger will be credited with five additional years of service and each other participant in the Restoration Plan who is or subsequently becomes an executive officer of Enhance Group at the level of Executive Vice President and above will be credited with additional years of employment service under the Restoration Plan equal to the excess of five over the actual years of employment service, if any, credited to that officer under the Restoration Plan prior to its effective date.

      As of December 31, 1998, Messrs. Gross, Ettinger, Bergman and Kwiatkoski and Ms. Eisenman had eleven, three, six, fourteen and zero years of service, respectively, under the Pension Plan and the Restoration Plan and eleven, three, six, eleven and zero years of participation, respectively, under the Pension Plan.

Agreements with Executive Officers

      Enhance Group and Arthur Dubroff, Executive Vice President and Chief Financial Officer, are parties to an employment agreement which provides for the payment of an annual base salary to Mr. Dubroff of not less than $275,000 plus an annual target bonus of 45% of such base salary. Under the employment agreement, Mr. Dubroff was granted in 1996, 1997 and 1998 options to purchase 150,000, 40,000 and 40,000 shares of Common Stock, respectively. If Mr. Dubroff's employment is terminated by Enhance Group within a 12-month period following a change of control (as defined), Enhance Group is required to pay Mr. Dubroff a prorated portion of his annual bonus and, for the greater of the remainder of the term of his employment agreement and 12 months from the date of termination of his employment, his base salary. The employment agreement terminates on December 31, 1999.

      Enhance Group and Brian C. Kleinberg, Executive Vice President of Enhance Group and Chief Executive Officer of Singer, are parties to an agreement which provides for the payment of an annual base salary of $300,000 per year, plus an annual target bonus of not less than 50% of his then base salary (or such higher rate consistent with Enhance Group's senior executive compensation programs); provided that his bonus for 1999 will equal or exceed $250,000 (to be prorated should his employment be terminated prior to the expiration of twelve months by Enhance Group other than for cause or by Mr. Kleinberg for cause). Under the employment agreement, Mr. Kleinberg was granted options to purchase 85,000 shares of Common Stock. Also, in connection with the Management Severance Protection Program described below, for 1999 Mr. Kleinberg's prior year's annual bonus is to equal the average of the bonuses awarded to Enhance Group's Executive Vice Presidents for 1998. In addition, in March 1999, Enhance Group granted Mr. Kleinberg a stock option under the 1997 Incentive Plan for 25,000 shares in lieu of establishing at the start of 1999 a cash incentive compensation program for Mr. Kleinberg based on the performance of the Singer businesses in 1999 and in order to compensate Mr. Kleinberg for a portion of the anticipated 1999 income which he forewent by having departed his prior employment to become an employee of the Company.

Management Severance Protection Program

      In 1998, the Company established a management severance protection program (the "Management Severance Protection Program") which provides for the payments and benefits to be accorded to officers in the event of the termination of their employment by the Company under certain circumstances. The program has been designed to attract new, highly qualified officers by establishing a competitive level of severance, to reduce uncertainty and to retain officers who may otherwise depart upon a potential change in ownership, to maintain the objectivity of Enhance Financial's senior officers in the face of potential job loss in a "change of control" (as defined below) transaction and to minimize the need for negotiation of individual severance arrangements upon the termination of an officer's employment with the Company.

      Under the Management Severance Protection Program, an officer of Enhance Group with a title of at least Vice President who is terminated by the Company without cause or who departs with good reason (an "Involuntary Termination Event") is entitled to cash severance equal to a number of months (up to one year) of base salary plus, in the case of senior officers with a title of at least Senior Vice President, a prorated bonus based on such officers' prior year's annual bonus, such number of months of salary and proration of bonus to be based on such officers' tenure with the Company. In addition, covered officers will receive outplacement assistance and remain covered under the Company's welfare benefit programs for a period of time after such termination.

      Senior executive officers of Enhance Group undergoing an Involuntary Termination Event within a specified time after a change of control are entitled to cash severance in a lump sum equal to two or three times pay (depending on level of seniority) and a bonus for the year of termination prorated through the date of such termination. In addition, such senior officers are entitled to receive outplacement assistance, will remain covered under the Company's welfare benefit and perquisite programs and will be entitled to continue to participate in the Company's 401(k) program (including the receipt of Company matching contributions) for a period of time following termination.

      As used in the Management Severance Protection Program, a "change of control" means (a) the acquisition by one person or entity of at least 35% of Enhance Group's outstanding voting stock, (b) a change in the majority of the board of directors of Enhance Group, (c) the consummation of a merger, consolidation or reorganization unless more than 65% of the continuing interest in the surviving entity is retained by Enhance Group's shareholders immediately prior to such transaction or (d) a liquidation, dissolution or sale of all or substantially all of the assets of the Company.

      In addition, pursuant to the Management Severance Protection Program, all options and other long-term incentives previously granted to employees and directors of the Company become immediately vested upon a change in control, without regard to the termination of such employee or director.

Other Senior Executive Officer Compensation

      The Company has established a flexible perquisite allowance program to encourage senior executive officers of the Company to avail themselves of a range of business-related benefits for which they are not otherwise eligible for reimbursement by the Company, including but not limited to, club memberships, parking at the Company's offices, automobile transportation service to and from the Company's offices, personal development and individual financial services. Beginning in 1999, in January of each year, the President of Enhance Group is to be paid $30,000 and each President of a business unit and Executive Vice President of Enhance Group is to be paid $15,000 pursuant to this program on a non-accountable basis.

      In addition, the Company has arranged and will pay the premium for supplemental long-term disability insurance for the President, each President of a business unit and each Executive Vice President, in addition to the $7,500 maximum monthly benefit available to all employees of the Company. The amount of such additional coverage for each executive officer which will be paid by the Company will vary depending on the premium for such executive officer's coverage as set by the insurance provider. In addition, this insurance provides benefits for partial disability and cost of living increases in payments under the policy.

Directors' Compensation

      Fee Compensation. Directors who are employees of the Company receive no fees or other compensation for services rendered as members of the board of directors of Enhance Group. Mr. Tessler received a basic fee of $105,000 in 1998, and each other director of Enhance Group who is not employed by the Company received a basic fee of $16,000. In addition, each such outside director who also served as chair of any committee of the board received in 1998 an additional $5,000 for all committees chaired by such director. Each outside director also received an additional $2,000 for each regular meeting of the board of directors attended plus $1,250 for each committee meeting attended which was held on a day other than a day on which the board met. No directors' fees were payable to corporate shareholders in respect of directorships occupied by their designees. All directors are reimbursed for travel and related expenses incurred in attending meetings of the board or committees.

      In March 1998, the board of directors adopted the Director Stock Ownership Plan, which, as amended, allows each outside director to elect to receive up to 100% of the aforesaid fees in the form of shares of Common Stock valued at the closing price of the Common Stock on the New York Stock Exchange on that date. Each outside director is entitled to make a new election annually for the coming year's fees.

      Non-Employee-Director Stock Option Plan. Pursuant to the Directors' Option Plan, on each December 31, each outside director of Enhance Group or either Insurance Subsidiary is granted a non-qualified stock option to purchase 7,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on that date. There are reserved for issuance upon the exercise of stock options under the Directors' Option Plan 800,000 shares of Common Stock (subject to anti-dilutive adjustment), of which stock options for 442,666 shares were subject to outstanding stock options after the option grants made on December 31, 1998.

      Stock options granted under the Directors' Option Plan become exercisable as to one half the shares subject thereto on each of the first and second anniversaries of grant, subject to continuation of service on the board of directors and other terms of the stock option grants; expire on the tenth anniversary of the date of grant; are not transferable except by the laws of descent and distribution; and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee. The unvested portion of an outstanding stock option lapses upon the resignation or removal of the optionee from the boards of directors of Enhance Group and the Insurance Subsidiaries.

Compensation Committee Interlocks and Insider Participation

      The persons who served as members of the Compensation and Nominating Committee during 1998 are Spencer R. Stuart (Chairman), Brenton W. Harries, David R. Markin, Richard J. Shima and Allan R. Tessler. The only person of the foregoing who is currently or has at any time been an officer or employee of the Company is Mr. Tessler, who serves as Chairman of the Board of Enhance Group.

Non-Competition Agreements

      Messrs. Tessler, Sellers and Gross are parties to non-competition agreements with Enhance Group prohibiting them from, among other things, competing with the Company for a period of two years following their respective cessation of employment by or service to the Company.

Performance Graph

      Set forth below is a line graph comparing the cumulative total return to shareholders on the Common Stock with the cumulative total returns of companies included in the Standard & Poor's 500 Index (excluding dividends) and the Standard & Poor's Financial Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 1994 and that all dividends were reinvested.

                               Cumulative Returns
                               1/1/94 to 12/31/98

                               [GRAPHIC OMITTED]

                              EFS       S&P 500     S&P Financial
                              ---       -------     -------------
                 1/1/94     100.00      100.00        100.00
                1/31/94     100.00      103.40        107.91
                2/28/94      97.47      100.59        100.13
                3/31/94      92.18       96.22         94.60
                4/29/94      95.99       97.45         99.25
                5/31/94      95.99       99.04        101.74
                6/30/94      89.41       96.62         98.77
                7/29/94      98.98       99.79        100.79
                8/31/94      99.62      103.87        106.54
                9/30/94      98.12      101.34         97.40
               10/31/94      92.34      103.61         99.50
               11/30/94      87.21       99.84         93.44
               12/30/94      88.27      101.32         93.94
                1/31/95      90.20      103.94         99.14
                2/28/95      91.49      107.99        105.33
                3/31/95      88.09      111.17        110.11
                4/28/95      88.09      114.44        115.20
                5/31/95      92.62      119.00        120.75
                6/30/95     100.86      121.77        120.73
                7/31/95      99.56      125.80        124.07
                8/31/95     105.41      126.12        126.30
                9/29/95     107.18      131.44        137.51
               10/31/95     106.53      130.97        131.93
               11/30/95     126.14      136.71        140.24
               12/29/95     139.68      139.34        147.12
                1/31/96     127.22      144.08        160.37
                2/29/96     127.87      145.42        153.93
                3/29/96     145.45      146.82        157.51
                4/30/96     142.82      148.98        153.81
                5/31/96     152.69      152.82        153.16
                6/28/96     147.95      153.40        156.93
                7/31/96     153.89      146.63        149.23
                8/30/96     151.91      149.73        150.28
                9/30/96     174.90      158.15        164.36
               10/31/96     176.88      162.51        174.67
               11/29/96     181.52      174.78        191.23
               12/31/96     193.98      171.32        185.48
                1/31/97     195.31      182.01        198.77
                2/28/97     183.35      183.44        203.21
                3/31/97     210.50      175.92        185.74
                4/30/97     205.18      186.41        208.28
                5/31/97     222.50      197.75        219.94
                6/30/97     234.41      206.61        228.65
                7/31/97     267.13      223.04        253.83
                8/31/97     247.10      210.56        234.11
                9/30/97     293.09      222.08        253.14
               10/31/97     282.72      214.68        250.02
               11/30/97     299.12      224.60        267.42
               12/31/97     319.11      228.46        288.06
                1/31/98     298.33      230.98        293.40
                2/28/98     332.86      247.63        317.27
                3/31/98     373.00      260.30        322.80
                4/30/98     368.63      262.92        325.66
                5/31/98     349.83      258.41        324.13
                6/30/98     363.18      268.90        347.57
                7/31/98     337.62      266.04        342.50
                8/31/98     270.37      227.62        274.84
                9/30/98     318.77      242.20        282.17
               10/31/98     264.85      261.88        339.89
               11/30/98     316.74      277.75        365.16
               12/31/98     324.13      293.74        372.69

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Shareholders

      See "PROPOSAL NO.2 AMENDMENT OF CERTIFICATE OF INCORPORATION" for a description of the provision for the benefit of U S WEST, Inc., a former shareholder of Enhance Group, currently contained in the certificate of incorporation of Enhance Group, the elimination of which is to be presented to the shareholders for their approval at the annual meeting.

      Enhance Group and Swiss Re are parties to an agreement pursuant to which Swiss Re has agreed that, subject to certain exceptions, neither Swiss Re nor any of its affiliates will until the year 2006 (a) acquire, alone or as part of a group, any voting securities of Enhance Group (or securities convertible into such voting securities) which would result in Swiss Re (together with its affiliates) or such group owning beneficially more than 15% of Enhance Group voting securities outstanding or (b) dispose of Enhance Group voting securities to any person or group which disposition would give such person or group beneficial ownership of or the right to acquire more than 15% of Enhance Group voting securities outstanding.

      In addition Enhance Group and Swiss Re are parties to a registration rights agreement pursuant to which Swiss Re has two demand registration rights and unlimited piggyback registration rights, subject to certain limitations. Substantially all the expenses of any future registration pursuant thereto are to be borne by Enhance Group. The registration rights agreement contains cross-indemnification covenants by Enhance Group and Swiss Re for damages sustained and expenses incurred resulting from material misstatements or omissions in connection with any such offering.

Seguradora Brasileira de Fiancas S.A.

      Since 1997, Enhance Group and Swiss Re have each owned 25% equity interests in Seguradora Brasileira de Fiancas which they purchased for respective initial investments of $3.3 million.

                                 PROPOSAL NO. 2

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

      The board of directors has approved the Charter Amendment and submits it to the shareholders for their approval.

      Enhance Group is prohibited by its certificate of incorporation from providing information services or long-distance telephone service or manufacturing telecommunications equipment (collectively, the "Restricted Activities") unless U S WEST, Inc. has reviewed the proposed Restricted Activity and has provided Enhance Group with written notice that, in the opinion of legal counsel to U S WEST, Inc., the Restricted Activity is not prohibited to U S WEST, Inc. and its subsidiaries under the Modification of Final Judgment entered in 1984 in settlement of the legal action entitled United States v. Western Electric Company, Inc. Enhance Group is similarly prohibited from owning any equity interest in any entity which engages in any Restricted Activity. Paragraph 3(a) of article SECOND of the certificate of incorporation of Enhance Group, setting forth the Restricted Activities, is annexed to this proxy statement as Appendix A. These restrictions were added to the Enhance Group certificate of incorporation in 1988 to induce U S WEST, Inc. to make a substantial equity investment in Enhance Group. Enhance Group has been advised by MediaOne Group, Inc., the successor-in-interest to the Common Stock held by U S WEST, Inc., that neither it nor any of its subsidiaries or affiliates owns of record or beneficially any shares of capital stock of Enhance Group. Therefore, the board of directors deems it advisable that these provisions be deleted from the Enhance Group certificate of incorporation.

      Upon approval of the Charter Amendment and the filing thereof in accordance with the BCL, the Company will be permitted to engage in the Restricted Activities or own equity interests in entities that engage in the Restricted Activities without further authorization by shareholders except as otherwise required by applicable law or the rules of the New York Stock Exchange governing corporate transactions generally. The Company has no current plans, agreements or understandings to engage in the Restricted Activities or to acquire an equity interest in any entity that engages in or has a plan, agreement or understanding to engage in the Restricted Activities.

      The board of directors recommends that the shareholders of Enhance Group vote their shares FOR approval of the Charter Amendment.

                                 PROPOSAL NO. 3

                            APPROVAL OF AMENDMENT TO
                 1997 LONG-TERM INCENTIVE PLAN FOR KEY EMPLOYEES

Background

      In 1997, the board of directors and the shareholders of Enhance Group adopted and approved the 1997 Incentive Plan. Subject to the approval of the shareholders, the board of directors amended the 1997 Incentive Plan on March 25, 1999 to increase from 1,900,000 to 5,000,000 the maximum number of shares of Common Stock available for grants under the plan. The following description of the 1997 Incentive Plan is intended only as a summary and is qualified in its entirety by reference to the text of the 1997 Incentive Plan, a copy of which is annexed as Appendix B to this proxy statement. The description and text of the 1997 Incentive Plan give effect to the Stock Split.

Purpose of 1997 Incentive Plan

      The purposes of the 1997 Incentive Plan are to provide through the grant of stock options and restricted stock awards (collectively, "Long-Term Incentives") a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance and for unusual efforts to improve the financial performance of the Company.

Need for Incentive Plan Amendment

      Since the adoption of the 1997 Incentive Plan, the committee of the board of directors administering the plan has found it appropriate and in the best interests of the Company to grant stock options exceeding both in number and size the expectation of the board of directors when it approved the plan in 1997. These grants were the result of a number of factors. As the Company has grown, it has increased its hiring, leading to an unanticipated growth in the number of employees eligible to receive Long-Term Incentives under the plan. Moreover, Enhance Group has also found it necessary to grant significant Long-Term Incentives to attract and retain highly qualified executive officers from major financial services companies and other sources due to the intense competitive conditions in the marketplace for recruiting such exceptional executive officers. Finally, Enhance Group has rewarded certain key employees with relatively large grants both in recognition of their contributions to the Company's extremely successful financial performance and significant growth in 1997 and 1998 and to provide incentives for continuing outstanding performance.

      Enhance Group believes that granting Long-Term Incentives, such as stock options, to key employees is beneficial to the Company because this type of compensation provides a strong incentive to increase shareholder value, since stock options have value only if the stock price increases over time. By creating and enhancing significant ownership of Common Stock by key officers and employees and by aligning their interests with the interests of shareholders, these incentives encourage key employees to focus on the achievement of future long-term results.

      As a result of the foregoing, as of April 15, 1999, 365,646 shares remain available for grant under the 1997 Incentive Plan. The board of directors has determined that it is in the best interest of the Company and its shareholders to be able to continue to make grants under the 1997 Incentive Plan in such amounts and to such key employees as may be necessary to carry out the purposes of the plan. Accordingly, Enhance Group is seeking shareholder approval for the increase in the number of shares reserved for issuance under the 1997 Incentive Plan.

Administration

      The 1997 Incentive Plan is administered by a committee of the board of directors, consisting of three or more directors who are non-employee directors (as defined under Section 16(b) of the Exchange Act) and outside directors (as defined under Section 162(m) of the Code) (the "Committee"). The members of the Committee are Messrs. Stuart (chairman), Harries, Markin and Shima. The Committee determines the individuals who receive Long-Term Incentives and the terms of the Long-Term Incentives, which are reflected in certificates issued to awardees.

Eligibility

      All employees of Enhance Group or its subsidiaries who are regularly employed on a full-time basis, including full-time employees serving as directors, and officers of Enhance Group or its subsidiaries who are not so employed, who in the opinion of the Committee are in a position to make significant contributions to the success of Enhance Group or a subsidiary, are eligible to receive Long-Term Incentives under the 1997 Incentive Plan. As of December 31, 1998, approximately 110 officers and employees of Enhance Group and its subsidiaries were eligible to receive awards under the 1997 Incentive Plan.

Available Shares

      The maximum number of shares of Common Stock which may be issued or transferred, and are reserved for issuance or transfer pursuant to Long-Term Incentives, has been increased, subject to shareholder approval, from 1,900,000 to 5,000,000. For each calendar year during the ten-year term of the 1997 Incentive Plan, the maximum number of shares of Common Stock which may be (a) subject to any stock option granted to any 1997 Incentive Plan participant may not exceed 300,000, and (b) issued or transferred pursuant to a restricted stock award granted to any plan participant may not exceed 75,000. To the extent that the maximum number of shares of Common Stock with respect to which stock options or restricted stock awards may be granted are not granted in any particular year, such ungranted stock options or restricted stock awards are available in subsequent years until used. These amounts are subject to adjustment to reflect changes in the capital structure of Enhance Group, further stock splits, recapitalizations, mergers, reorganizations and similar transactions. If a Long-Term Incentive expires, terminates, is canceled or is reacquired by Enhance Group or a subsidiary, the unissued shares of Common Stock subject to the Long-Term Incentive will again be available under the 1997 Incentive Plan.

Terms of Stock Options

      Under the 1997 Incentive Plan, the purchase price per share of Common Stock subject to a stock option is 100% of the fair market value of a share of Common Stock on the date the stock option is granted (or in the case of an incentive stock option granted to a participant who is a 10% Shareholder (as defined in the 1997 Incentive Plan), 110% of the fair market value of a share of Common Stock on the date the incentive stock option is granted). The purchase price must be paid in cash or, if so provided in the stock option (and subject to such terms and conditions as are specified in the stock option), in shares of Common Stock surrendered to Enhance Group or in a combination of cash and such shares. Shares of Common Stock thus surrendered are valued at their fair market value on the date of exercise.

      Each stock option may become exercisable in one or more installments and at such time or times and subject to such terms and conditions as the Committee may determine. Unless otherwise provided in the terms of grant, stock options are not assignable and are exercisable during the life of the optionee only by the optionee or by his or her guardian or legal representative, and after death only by his or her beneficiary. No stock option is exercisable after the expiration of a period of ten years from the date the stock option is granted (and in the case of an incentive stock option granted to a 10% Shareholder, five years from the date such stock option is granted).

Terms of Restricted Stock Awards

      Restricted stock awards are subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the restricted stock award or of the shares issued or transferred pursuant to such restricted stock award, and conditions calling for forfeiture of the restricted stock award or the shares issued or transferred pursuant to the restricted stock award in designated circumstances, as determined by the Committee. Upon the issuance or transfer of shares pursuant to any restricted stock award, the participant, with respect to such shares, becomes a shareholder of Enhance Group fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the restricted stock award. The Committee may require the participant to pay the par value of the shares to be issued or transferred pursuant to a restricted stock award.

Amendments

      The 1997 Incentive Plan may be amended or terminated by the board of directors at any time and in any respect, provided that, without the approval of the shareholders of Enhance Group, no amendment may be adopted which (i) increases the maximum number of shares of Common Stock that may be issued or transferred pursuant to Long-Term Incentives or increases the maximum number of shares of Common Stock that may be granted during any calendar year as stock options or restricted stock awards to any individual, (ii) except as may be required or desirable to conform the 1997 Incentive Plan to the federal or state securities laws and regulations that may apply to it from time to time, withdraws the administration of the 1997 Incentive Plan from the Committee,
(iii) transfers the administration of the 1997 Incentive Plan to any person who is not a "non-employee director" under Rule 16b-3, if Enhance Group is then a reporting company under the Exchange Act, (iv) changes the classification of employees eligible to receive awards under the 1997 Incentive Plan, (v) changes the minimum exercise price of any stock option or extends the maximum exercise term of any stock option or otherwise materially increases the benefits accruing to participants in the 1997 Incentive Plan or (vi) requires shareholder approval in order for the 1997 Incentive Plan to continue to comply with the exception for performance based compensation under Section 162(m) of the Code.

Certain U.S. Federal Income Tax Consequences

      THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT. EACH RECIPIENT OF A GRANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH GRANTEE OF THE GRANT.

      General. The following discussion of the principal U.S. federal income tax consequences with respect to options under the 1997 Incentive Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) any may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences. State and local income tax and estate tax consequences are not addressed below.

      Incentive Stock Options. Under current federal income tax laws, the grant of an incentive stock option can be made solely to employees and generally has no income tax consequences for the optionee or Enhance Group. In general, no taxable income results to the optionee upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the stock acquired pursuant to the incentive stock option exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. If no disposition of the shares is made within either two years from the date the incentive stock option was granted or one year from the date of exercise of the incentive stock option, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. Enhance Group is not entitled to a tax deduction upon the exercise of an incentive stock option, nor upon a subsequent disposition of the shares, unless the disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) constitutes ordinary income. In the event of such a disposition before the expiration of that holding period, Enhance Group is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

      Non-qualified Stock Options. In general, an optionee realizes no taxable income upon the grant of a non-qualified stock option, and Enhance Group generally does not receive a deduction at the time of grant. Upon exercise of a non-qualified stock option, an optionee generally recognizes ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, but such amount will not be subject to federal wage withholding or employment taxes. Upon a subsequent sale of the stock by the optionee, the optionee recognizes short-term or long-term capital gain or loss, depending upon his or her holding period for the stock. If the Common Stock is held for more than 18 months after the date of exercise, the holder will be taxed at the lowest rate applicable to capital gains for such holder. Enhance Group will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

      Miscellaneous. Officers and directors of the Company subject to Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder should consult with their tax advisors as to whether the timing of income recognition is deferred for any period following the exercise of a stock Option (the "Deferral Period"). If there is a Deferral Period, then, absent a written election (pursuant to

Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of Common Stock pursuant to the exercise of the non-qualified stock option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income of the recipient could in certain circumstances be deferred under the expiration of the Deferral Period. In addition, any entitlement to a tax deduction on the part of Enhance Group is subject to applicable federal tax rules, and if the exercisability of a stock option is accelerated because of a change of control, payment relating to the stock options, either alone or together with certain other payments, may constitute "parachute payments" under Section 280G of the Code, which excess amounts may be subject to excise taxes and be nondeductible by Enhance Group.

      The 1997 Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 1997 Incentive Plan is not, nor is intended to be, qualified under Section 401(a) or Section 421 of the Code.

Incentive Plan Amendment Recommendation; Vote Required

      The board of directors of Enhance Group believes that Enhance Group's ability to make additional incentive grants in the form of stock options or restricted stock is important to its ability to attract and retain qualified personnel and to motivate such personnel by aligning their long-term interests with those of the shareholders. The board further believes the 1997 Incentive Plan, by virtue of its simplicity and flexibility, is the most suitable vehicle for achieving this objective.

      The board of directors recommends that the shareholders of Enhance Group vote their shares FOR approval of the Incentive Plan Amendment.

                                 PROPOSAL NO. 4

                     RATIFICATION OF APPOINTMENT OF AUDITOR

      The firm of Deloitte & Touche LLP (including its predecessor firm), independent certified public accountants, has audited the books and accounts of the Company since its inception, and the board of directors desires to continue the services of this firm for 1999. Accordingly, the board recommends that the shareholders ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as the independent auditor of the Company for 1999.

      Representatives of Deloitte & Touche LLP are expected to be available at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

      Shareholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor is not required by Enhance Group's by-laws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Deloitte & Touche LLP, the board will reconsider whether or not to retain the firm. Even if the selection is ratified, the board in its discretion may direct the appointment of a different auditing firm at any time during the year if the board of determines that such a change would be in the best interests of Enhance Group and its shareholders.

                              SHAREHOLDER PROPOSALS

      Shareholders who intend to present proposals at Enhance Group's year 2000 annual meeting of shareholders must submit their proposals to the Secretary of Enhance Group on or before January 4, 2000. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                                    By Order of the Board of Directors,


                                    Samuel Bergman
                                    Secretary

April 29, 1999

                                                                      Appendix A

Article SECOND

 ...

      "(3)(a) Notwithstanding paragraphs (1) and (2) of this article SECOND, the Corporation shall not engage in any activity involving the providing of information services or long distance telephone service or the manufacturing of telecommunications equipment unless such activity has been reviewed by US West, Inc. and US West, Inc. has provided the Corporation with written notice that, in the opinion of legal counsel to US West, Inc., such activity is not prohibited to US West, Inc. and its subsidiaries under the Modification of Final Judgment (the "Judgment") entered in United States v. Western Electric Company, Inc. nor shall the Corporation own any equity interest in any entity which engages in such an activity. US West, Inc. shall be entitled to obtain injunctive relief and specific performance in the event of a breach, or threatened breach, of the provisions of this paragraph 3(a)."

                                                                      Appendix B

                      ENHANCE FINANCIAL SERVICES GROUP INC.

         1997 Long-Term Incentive Plan For Key Employees as amended and restated as of March 25, 1999

1. Purposes

      The purposes of the Plan are to provide through the grant of Long-Term Incentives under the Plan a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance and for unusual efforts to improve the financial performance of the Company.

2. Definitions

      Unless otherwise required by the context, the following terms, when used in this Plan, shall have the meanings set forth in this Section 2.

      BENEFICIARY: A person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom the Participant's rights under the Plan shall pass in the event of the death of the Participant or, if there be no such person or entity so designated, or if such person or entity is not alive or in existence at the time of the Participant's death, such other person to whom such Participant's rights under the Plan shall pass by will or by the laws of descent or distribution.

      BOARD OF DIRECTORS or BOARD: The Board of Directors of Enhance. The terms "Board" and "Board of Directors" shall include the Committee, except for purposes of paragraph 9(a) and Section 11.

      CODE: The Internal Revenue Code of 1986, as amended and in effect from time to time.

      COMMITTEE: The committee of the Board of Directors designated to administer the Plan pursuant to the provisions of paragraph 9(a) below.

      COMMON STOCK: The common stock of Enhance, par value $.10 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of Section 7.

      COMPANY: Enhance and its present and future Subsidiaries.

      ENHANCE: Enhance Financial Services Group Inc., a New York corporation, its successors and assigns.

      FAIR MARKET VALUE: The fair market value of a share of Common Stock determined in accordance with any reasonable method approved by the Board of Directors; provided that in the case of a Non-Statutory Stock Option intended to be performance-based for purposes of Section 162(m) of the Code or an Incentive Stock Option, such method shall comply with, and be subject to, any applicable requirements of the Code and the Treasury Regulations thereunder.

      INCENTIVE STOCK OPTION: An option, including an Option as the context may require, intended to meet the requirements of Section 422 of the code and the regulations thereunder applicable to incentive stock options, or intended to meet the requirements of a successor provision of the Code.

      KEY EMPLOYEE: An employee of Enhance or of a Subsidiary regularly employed on a full-time basis, including a director if he is such an employee, or an officer of Enhance or a Subsidiary not so employed, in either event, who, in the opinion of the Committee, is in a position to make significant contributions to the success of Enhance or of a Subsidiary.

      LONG-TERM INCENTIVE: A long-term incentive granted under this Plan in one of the forms provided for in Section 3.

      NON-STATUTORY STOCK OPTION: An option, including an Option as the context may require, which is not intended to be an Incentive Stock Option.

      OPTION: An option granted under this Plan to purchase shares of Common Stock.

      PARTICIPANT: A Key Employee elected to receive one or more Long-Term Incentives.

      PLAN: The Enhance Financial Services Group Inc. 1997 Long-Term Incentive Plan for Key Employees herein set forth as the same may from time to time be amended.

      RESTRICTED STOCK AWARD: Shares of Common Stock which are issued or transferred to a Key Employee subject to restrictions precluding a sale or other disposition for a period of time and requiring as a condition to retention compliance with any other terms and conditions (relating to continued employment and/or achievement of pre-established performance objectives and/or other matters) that may be imposed by the Committee.

      RULE 16b-3: As applied on a specific date, Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as then in effect or any comparable provision that may have replaced such Rule and then be in effect.

      SUBSIDIARY: A corporation or other form of business association of which shares (or other ownership interests) having more than 50% of the voting power, or representing more than 50% of the net shareholders' equity interest determined in accordance with generally accepted accounting principles, are owned or controller, directly or indirectly, by Enhance; provided, however, that in the case of an Incentive Stock Option, the term "Subsidiary" shall mean a Subsidiary (as defined by the preceding clause) which is a "subsidiary corporation" as defined in

Section 424(f) of the Code and the regulations thereunder, or any provisions that may be adopted to amend or replace such Section or regulation or both.

3. Grants of Long-Term Incentives

      (a) Subject to the provisions of this Plan, the Committee may at any time or from time to time grant Long-Term Incentives to Key Employees.

      (b) Long-Term Incentives maybe granted in either of the following forms:

            (i) a Restricted Stock Award, or

            (ii) an Option.

      (c) The Committee may amend a Long-Term Incentive at any time or from time to time after the date on which it is granted, provided that no such amendment shall affect such Long Term Incentive adversely without the consent of the holder thereof.

4. Stock Subject to this Plan

      (a) (1) GENERAL LIMITATIONS Subject to the provisions below of paragraph 4(c) and of Section 7 the maximum number of shares of Common Stock which may be issued or transferred, and are hereby reserved for issuance or transfer pursuant to Long-Term Incentives shall not exceed 5,000,000 shares of Common Stock provided that no more than 25% of such shares of Common Stock shall be issued in the form of Restricted Stock Awards.

            (2) INDIVIDUAL LIMITATIONS The maximum number of shares of Common Stock which may be subject to any Option that may be granted to any Key Employees elected to participate hereunder shall not exceed 300,000 shares of Common Stock (subject to any increase or decrease pursuant to Section
      7) for each calendar year during the entire term of the Plan. The maximum number of shares to Common Stock which may be issued or transferred pursuant to a Restricted Stock Award that may be granted to any Key Employee selected to participate hereunder shall not exceed 75,000 (subject to any increase or decrease pursuant to Section 7) for each calendar year during the entire term of the Plan. To the extent that the maximum number of shares of Common Stock with respect to which Options or Restricted Stock Awards may be granted are not granted in a particular year to a Key Employee, such ungranted Options or Restricted Stock Awards for any year shall increase the maximum number of shares of Common Stock available to be granted to such Key Employee in subsequent calendar years during the term of the Plan until used.

      (b) Authorized but unissued shares of Common Stock and shares of Common Stock held in the treasury, whether acquired by Enhance specifically for use under this Plan or otherwise, may be used, as the Board of Directors may from time to time determine, for purposes of this Plan, provided, however, that any shares acquired or held by Enhance for the purposes of this Plan shall, unless and until transferred to a Participant in accordance with the terms and conditions of a Long Term Incentive, be and at all times remain treasury shares of Enhance, irrespective of whether such shares are entered in a special account for purposes of this Plan, and shall be available for any corporate purpose.

      (c) If any shares of Common Stock subject to a Long-Term Incentive shall not be issued or transferred and shall cease to be issuable or transferable because of the termination, in whole or in part, of such Long-Term Incentive or for any other reason, or if any such shares shall, after issuance or transfer, be reacquired by Enhance or a Subsidiary because of the Participant's failure to comply with the terms and conditions of the Long-Term Incentive granted to him, the shares not so issued or transferred, or the shares so reacquired by Enhance or a Subsidiary, shall no longer be charged against the limitations provided for in paragraph (a)(1) above of this Section 4 and shall again be available for grant in the form of or pursuant to Long-Term Incentives.

      (d) Any Long-Term Incentive granted under this Plan may contain such provisions requiring or permitting the Participant (or his successor in interest) to resell to the Company any shares issued or transferred under such Long-Term Incentive at such time or times, under such circumstances and for such consideration as the Committee may prescribe.

5. Restricted Stock Awards

      Long-Term Incentives in the form of Restricted Stock Awards shall be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the Restricted Stock Award or of the shares issued or transferred pursuant to such Restricted Stock Award, and conditions calling for forfeiture of the Restricted Stock Award or the shares issued or transferred pursuant thereto in designated circumstances, as the Committee shall determine; provided, however, that upon the issuance or transfer of shares pursuant to any such Restricted Stock Award, the Participant shall, with respect to such shares, be and become a shareholder of Enhance fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the Restricted Stock Award. The Committee may but need not require the Participant to pay the par value of the shares to be issued or transferred pursuant to a Restricted Stock Award. Each Restricted Stock Award shall be evidenced by a written instrument in such form as the Committee shall determine and shall be deemed to incorporate this Plan by reference, provided that such instrument is consistent with this Plan.

6. Options

      Long-Term Incentives in the form of Options shall be subject to the following provisions:

      (a) Subject to the provisions of Section 7, the purchase price per share shall be, in the case of an Incentive Stock Option, not less than 100% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted (or in the case of a Participant who, at the time such Incentive Stock Option is granted, owns (after applying the constructive ownership rules of Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporation (as those terms are defined in Sections 424(e) and (f) of the Code) (a "10% Shareholder"), not less than 110% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted) and, in the case of a non-statutory stock option, not less than 100% of the Fair Market Value of a share of Common Stock on the date the Non-Statutory Stock Option is granted. The purchase price shall be paid in cash or, if so provided in the Option (and subject to such terms and conditions as are specified in the Option), in shares of Common Stock surrendered to Enhance or in a combination of cash and such shares. Shares of Common Stock thus surrendered shall be valued at their Fair Market Value on the date of exercise.

      (b) Each Option may become exercisable in one or more installments and at such time or times and subject to such terms and conditions, as the Committee shall determine. Unless otherwise provided in the Option, an Option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option. No fractional shares shall be issued pursuant to the exercise of an Option, and no cash payment shall be made in lieu of fractional shares.

      (c) Each Option shall be exercisable during the life of the optionee only by him or his guardian or legal representative, and after death only by his Beneficiary. Notwithstanding the foregoing provisions of this paragraph (c) or any other provision of this Plan, (i) no Option shall be exercisable after the expiration of a period of ten years from the date the Option is granted, provided that no Incentive Stock Option which is granted to a 10% shareholder shall be exercisable after the expiration of five years from the date such Option is granted.

      (d) Options shall be granted for such lawful consideration as may be provided in the Option or as the Committee may determine.

      (e) Unless otherwise provided in the Option (and subject to such terms and conditions as are specified in the Option), no Option or any right thereunder may be assigned or transferred except to a Beneficiary of the Participant.

      (f) To the extent that the aggregate Fair Market Value (determined as of the time a particular Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations (as those terms are defined in Section 424(e) or (f) of the Code)) exceeds $100,000, such Incentive Stock Options shall be treated as Non-Statutory Stock Options, notwithstanding any provision thereof to the contrary. The next preceding sentence shall be applied by taking options into account in the order in which they were granted.

      (g) Each Option shall be evidenced by a written instrument, which shall contain such terms and conditions, and shall be in such form, as the Committee shall determine and shall be deemed to incorporate this Plan by reference, provided the instrument is consistent with this Plan. An Option, if so approved by the Committee, may include terms, conditions, restrictions and limitation in addition to those provided for in this Plan including, without limitation, terms and conditions providing for the transfer or issuance of shares on exercise of an Option, which may be non-transferable and forfeitable to Enhance in designated circumstances, or providing for the transfer or issuance of shares on a date subsequent to the date of exercise of the Option.

7. Adjustment Provisions

      (a) In the event that any recapitalization, reclassification, split-up or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall, in connection with a merger or consolidation of Enhance or a sale by Enhance of all or a part of its assets, be exchanged for a different number or class of shares of stock or other securities or property of Enhance or any other entity or person, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, (a) the number and class of shares or other securities or property that may be issued or transferred pursuant to Long-Term Incentives thereafter granted, (b) the number and class of shares or other securities or property that may be issued or transferred under outstanding Long-Term Incentives, (c ) the purchase price (if any) to be paid per share under outstanding and future Long-Term Incentives, and (d) the price (if any) to be paid per share by Enhance or a Subsidiary for shares or other securities or property issued or transferred pursuant to Long-Term Incentives which are subject to a right of Enhance or a Subsidiary to reacquire such shares or other securities or property, shall in each case be equitably adjusted.

      (b) Upon any merger or consolidation in which Enhance is not the surviving corporation or a dissolution or liquidation of Enhance, all outstanding Options shall terminate provided that all holders of outstanding Options shall be furnished with written notice of the proposed merger, consolidation, dissolution or liquidation contemporaneously with the mailing to stockholders of Enhance of notice of the meeting of stockholders at which such proposed transaction is to be considered. The foregoing shall be of no effect in the case of such a merger or consolidation if provision is made in writing in connection therewith for the continuance of the Plan and for the assumption of Options theretofore granted or the substitution for such Options of new options and stock appreciation rights covering the shares of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments, in which event the Plan and the Options theretofore granted or the new options covering the shares of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments, in which event the Plan and the Options theretofore granted or the new options substituted therefore, shall continue in the manner and under the terms so provided.

      (c) At the discretion of the Committee, any Long-Term Incentive may provide that, upon the occurrence of any of certain specified events determined by the Committee, including a change in control of the Company (as such may be defined by the Committee in its discretion in any agreement granting a Long-Term Incentive, which definition need not be identical for all such agreements), such Long-Term Incentive shall, to the extent not theretofore exercisable, payable or free from restrictions, as the case may be, become immediately exercisable, payable, or free from restrictions, as the case may be, in its entirety and any shares of Common Stock acquired pursuant to a Long-Term Incentive which are not fully vested shall immediately become fully vested, notwithstanding any other provision of the Long-Term Incentive or the Plan.

      (d) Each Long-Term Incentive shall provide that, in the event of a merger or consolidation of Enhance with a third party which is proposed to be accounted for as a pooling of interests, the Participant shall, if so requested by the Company and notwithstanding any other provision of such Long-Term Incentive, agree, as a condition to the exercisability, payment, or lapsing of restrictions, as the case may be, of such Long-Term Incentive, not to sell, assign, or gift or in any other way reduce his or her risk relative to the share of Common Stock issuable pursuant to such Long-Term Incentive and all other shares of Common Stock owned by such Participant for such period after the consummation of such merger or consolidation as the Company shall, upon the advice of its outside accountants, conclusively determine as necessary to ensure that such merger or consolidation may be validly accounted for as a pooling of interests.

      (e) Adjustments under paragraphs 7(a) and 7(b) shall be made by the Committee, whose determination as to what adjustments will be made and the extent thereof shall be final, binding, and conclusive. No fractional interests shall be issued under the Plan resulting from any such adjustments. The Committee shall give prompt notice to each Participant affected thereby of the occurrence of any event giving rise to any adjustment, which notice shall set forth the new purchase price after giving effect to the adjustment, provided that such adjustment shall be effective whether or not such notice is given.

8. Term

      The Plan shall become effective upon the date of its adoption by the Board, subject, however, to approval by the shareholders of Enhance within twelve months next following such adoption. Prior to such approval, the Board may in its sole discretion authorize the granting of Long-Term Incentives, including Options provided the exercisability thereof shall be deferred until, and expressly subject to the condition that, the Plan shall have been so approved. If the Plan is not so approved by the shareholders of Enhance, the Plan and all Long-Term Incentive granted hereunder shall be automatically canceled and any shares of Common Stock or cash previously issued or paid under all Long-Term Incentives shall promptly be returned to the Company in return for any money or properly it received therefore. The Plan shall terminated at the close of business on the last day of the ten-year period commencing on the date the Plan is adopted by the Board, and no Long-Term Incentives may thereafter be granted, but such termination shall not affect any Long-Term Incentives theretofore granted. No Long-Term Incentive shall be granted under this Plan after the number of shares authorized for issuance or transfer hereunder have been exhausted, but the Plan shall continue in effect thereafter with respect to Long-Term Incentives theretofore granted.

9. Administration

      (a) The Plan shall be administered by a Committee of three or more persons selected by the Board from its own membership. Each member of such Committee shall qualify (i) during such time as Enhance is a reporting company under the Securities Exchange Act of 1934, as a "non-employee director" as defined in Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934 to the extent then required and (ii) as an "outside director" as defined under
Section 162(m) of the Code.

      (b) The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it may deem necessary for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee shall, subject to the provisions of the Plan, have full power to interpret and administer the Plan and full authority to select the Participants in the Plan and determine the number of shares (if any) to be made subject to each Long-Term Incentive, the type of Long-Term Incentive to be granted and the terms and conditions of each Long-Term Incentive (which need not be identical). The interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on Enhance, its stockholders, Subsidiaries, all Participants and employees, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

      (c) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

      (d) The Plan is intended to comply with the exception for performance based compensation under Section 162(m) of the Code and the regulations thereunder with respect to Options, and grants of Options shall be limited, construed and interpreted in a manner so as to comply therewith unless determined otherwise by the Committee with respect to a particular grant of an Option.

10. General Provisions

      (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment of Enhance or a Subsidiary, or shall affect the right of Enhance or a Subsidiary to terminate the employment of any person at any time with or without cause.

      (b) No shares of Common Stock shall be issued or transferred pursuant to a Long-Term Incentive unless and until all legal requirement applicable to the issuance or transfer, of such shares have, in the opinion of counsel to Enhance, been complied with. In connection with any such issuance or transfer, the person acquiring the shares shall if requested by Enhance and whether or not otherwise required by the terms of the Participant's Long-Term Incentive, give assurances satisfactory to counsel to Enhance, in respect of such matters as Enhance or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements and take any reasonable action to comply with such requirements.

      (c) No provision of this Plan shall be interpreted or construed to obligate Enhance to register the shares issuable or transferable hereunder under the Securities Act of 1933 or disposition of shares of Common Stock issued or transferred under any Long-Term Incentive may be made unless and until Enhance's counsel is satisfied that the shares have been registered under the Securities Act of 1933 and any other applicable federal or state securities laws or that an exemption from such registration is available. Certificates evidencing any shares of Common Stock issued or transferred under any Long-Term Incentive shall be legended in such manner as Enhance's counsel may deem to be necessary or appropriate to reflect the provisions of this paragraph 10(c).

      (d) No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Long-Term Incentive except as to such shares of Common Stock, if any, as shall have been issued or transferred to him.

      (e) In the case of a grant of a Long-Term Incentive to a Key Employee of a Subsidiary, such grant may, if the Board of Directors so approves, be implemented by Enhance entering into an agreement with the Subsidiary containing such terms and provisions as the Board of Directors may authorize, including, without limitation, a provision for the issuance or transfer of the shares covered by the Long-Term Incentive to the Subsidiary, for such consideration as the Board of Directors may approve, upon the condition or understanding that the Subsidiary will transfer the shares to the Key Employee in accordance with the terms of the Long-Term Incentive.

      (f) Enhance or a Subsidiary may make such provisions as it may deem appropriate for the withholding of any taxes which Enhance or a Subsidiary determines it is required to withhold in connection with any Long-Term Incentive. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit a Participant to elect to satisfy any such withholding obligation, in whole or in part, by having the Company withhold shares of Common Stock that are otherwise issuable in connection with such Long-Term Incentive and have a Fair Market Value equal to the amount required to be withheld, or by surrendering to the Company previously-acquired shares of Common Stock that have such a Fair Market Value. Each holder of an Incentive Stock Option shall give prompt notice to the Company in the event of the disposition by him of any shares where such disposition occurs within two years after the date of the grant of such Option or within one year after the date of the such exercise.

      (g) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers, employees or consultants generally, or to any class or group of such persons, which Enhance or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

      (h) In no event shall Long-Term Incentives be considered compensation to a Participant for purposes of any other plan of the Company (including any pension, profit-sharing, severance pay or other employee benefit plans) in determining benefits to which such Participant may be entitled under such plan.

      (i) By accepting any benefits under the Plan, each Participant, and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provision of the Plan and any action or decision under the Plan by Enhance, its agents and employees, the Committee, and the Board.

      (j) The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of New York, the state in which Enhance is incorporated, but without giving effect to the principles of conflicts of laws theretofore. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of New York, without giving effect to the principles of conflicted of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

      (k) The use of the masculine gender shall also include with it a meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

11. Amendment and Termination

      (a) This Plan may be amended or terminated by the Board of Directors at any time and in any respect, including without limitation to permit or facilitate qualification of Options theretofore or thereafter granted as Incentive Stock Options under the Code, provided that, without the approval of the shareholders of the Company, no amendment shall be made which (i) increases the maximum number of shares of Common Stock that may be issued or transferred pursuant to Long-Term Incentives, as provided in paragraph (a)(1) of Section 4 or increase the maximum number of shares of Common Stock that may be granted as Options or Restricted Stock Awards to any Key Employee selected to participate in the Plan as provided in paragraph (a)(2) of Section 4, (ii) except as may be required or desirable to conform this Plan to the federal or state securities laws and regulations that may apply to it from time to time, withdraws the administration of this Plan from the Committee, (iii) transfers the administration of this Plan to any person who is not a "non-employee director" under Rule 16b-3, if Enhance is then a reporting company under the Securities Exchange Act of 1934, (iv) permits any person who is not a Key Employee to be granted a Long-Term Incentive, (v) changes the minimum exercise price of any Option or extends the maximum exercise term of any Option or otherwise materially increases the benefits accruing to participants in the Plan, (vi) amends this Section 11, or (v) requires shareholder approval in order for the Plan to continue to comply with the exception for performance-based compensation under Section 162(m) of the Code.

      (b) No amendment or termination of this Plan by the Board of Directors or the shareholders of Enhance shall affect adversely any Long-Term Incentive theretofore granted without the consent of the holder thereof.

--------------------------------------------------------------------------------
PROXY

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                 ANNUAL MEETING OF SHAREHOLDERS -- JUNE 3, 1999

                                     PROXY

      This proxy is solicited on behalf of the board of directors of Enhance Financial Services Group Inc. ("Enhance Group").

      The undersigned hereby appoints Daniel Gross and Samuel Bergman, and each of them, with full power of substitution, to represent and vote on behalf of the undersigned all of the shares of Enhance Group common stock, par value $.10 per share, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 3, 1999, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^

--------------------------------------------------------------------------------
|X| Please mark your votes as in this example.                        |_

The board of directors recommends a vote FOR Proposals 1, 2, 3 and 4.

                                   FOR                           WITHHOLD
                               All nominees                      AUTHORITY
                             listed (except as                to vote for all
                             marked exceptions)               nominees listed)

1. Election of Directors.          |_|                              |_|

For, except vote withheld from the following nominee(s):

-------------------------------------------------------------------------

Nominee(s):
Daniel Gross, Brenton W. Harries, David R. Markin, Jay A. Novik, Robert P. Saltzman, Wallace O. Sellers, Richard J. Shima, Spencer R. Stuart, Allan R. Tessler, Freida K. Wallison, Jerry Wind.

                                                          FOR   AGAINST  ABSTAIN

2. Approval of amendment to the restated certificate
   of incorporation.                                      |_|     |_|      |_|

3. Approval of amendment to the 1997 Long-Term Incentive
   Plan for Key Employees.                                |_|     |_|      |_|

4. Ratification of appointment of Deloitte & Touche LLP
   to serve as outside auditor for 1999.                  |_|     |_|      |_|

5. In their discretion to vote on such other matters as may properly come before the meeting.

I will be attending the meeting. |_|    I will not be attending the meeting. |_|

Please sign, date, and return this proxy card promptly using the enclosed envelope.

SIGNATURE(S)                                      DATE                , 1999.
            -------------------------------------     ----------------

Please sign exactly as names appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized persons.


--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^